Exhibit (a)(18)

                           SCUDDER MONEY MARKET TRUST

                     Establishment and Designation of Series
           of Shares of Beneficial Interest, $0.01 Par Value Per Share

     The undersigned, being a majority of the duly elected and qualified Trustees of Scudder Money Market Trust, a Massachusetts business trust (the "Fund"), acting pursuant to Section 5.11 of the Declaration of Trust dated April 17, 2000, as amended (the "Declaration"), hereby divide the shares of beneficial interest of the Trust, $.01 par value per share (the "Shares"), into a single series (the "Series"), the Series to have the following special and relative rights:

     1. The Series shall be designated as follows:

          Scudder Money Market Series

     2. The Series shall consist of an unlimited number of Shares. The Series shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in the Fund's registration statement under the Securities Act of 1933, as amended from time to time. Each Share of the Series shall be redeemable as provided in the Declaration, shall be entitled to one vote (or fractional thereof in respect of a fractional Share) on matters on which Shares of the Series shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to the Series. The proceeds of sales of Shares of the Series, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Series, unless otherwise required by law. Each Share of the Series shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series. Upon redemption of a Shareholder's Shares or indemnification for liabilities incurred by reason of a Shareholder's being or having been a shareholder of the Series, or the entry of a final judgment in favor of a Shareholder by reason of being or having been a Shareholder of the Series, such Shareholder shall be paid solely out of the property of the Series.

     3. Shareholders of the Series shall vote together on any matter, except to the extent otherwise required by the Investment Company Act of 1940, as amended (the "1940 Act"), or when the Trustees have determined that the matter affects only the interest of Shareholders of one or more Series, in which case only the Shareholders of the applicable Series shall be entitled to vote thereon. Unless otherwise determined by the Trustees, any matter shall be deemed to have been effectively acted upon with respect to the Series if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration. The Trustees may, in conjunction with the establishment of any additional series or class of shares of the Fund, establish or reserve the right to establish conditions under which the several series or classes shall have separate voting rights or no voting rights.

     4. After the close of business on the date hereof, the assets and liabilities of the Fund shall be allocated to the Series as set forth in
     Section 5.11 of the Declaration.

     5. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Series now or hereafter created, or to otherwise change the special and relative rights of any such Series provided that such change shall not adversely affect the rights of Shareholders of a Series.

     The foregoing shall be effective upon execution.



                                                 SCUDDER MONEY MARKET TRUST

                                                 /s/Linda C. Coughlin
                                                 ----------------------------
                                                 Linda C. Coughlin, as Trustee

                                                 /s/John Millette
                                                 ----------------------------
                                                 John Millette, as Trustee

                                                 /s/Caroline Pearson
                                                 ----------------------------
                                                 Caroline Pearson, as Trustee



Dated  April 18, 2000

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